Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-136506 and 333-193334 on Form S-8 , Registration Statement Nos. 333-174866 and 333-196716 on Form S-3 ASR, and Registration Statement Nos. 333-145696, 333-159037, 333-167393 and 333-171487 on Form S-3 of our reports dated February 27, 2015, relating to the consolidated financial statements of Evercore Partners Inc. and subsidiaries (the “Company”), and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2014.

/s/ DELOITTE & TOUCHE LLP

New York, New York
February 27, 2015